Exhibit 10.2.2

EXECUTION VERSION

ANNEX 1 – COMMITTED TERM REPURCHASE AGREEMENT ANNEX

This Committed Term Repurchase Agreement Annex (this “Annex”) amends, supplements and forms a part of the Master Repurchase Agreement dated as of June 30, 2009 (the “Base Agreement”) between FSA Asset Management LLC (“FSAM” or “Seller”) and Dexia Crédit Local S.A. (“DCL” or “Buyer”).  Capitalized terms used in the Base Agreement but separately defined herein have the meanings set forth herein and not those in the Base Agreement.  Capitalized terms not defined herein have the meanings set forth in the Base Agreement or if not defined therein, in the Pledge and Administration Agreement identified below.

1.                                      DEFINITIONS

“Accelerated Downgrade Liquidity Draw” means a Liquidity Draw Request for the purpose of paying, or reserving funds for payment of, the maximum amount potentially payable under the Accelerated Termination GICs as a result of a GIC Credit Event which has made one or more Accelerated Termination Downgrade Provisions applicable under the relevant Accelerated Termination GICs.

“Accelerated Downgrade Liquidity Draw Deadline” means 9:00 A.M., New York City time, on the first Business Day after the date on which the relevant Accelerated Downgrade Liquidity Draw is deemed requested.

“Accelerated Termination Downgrade Provision” means a provision that requires the termination and repayment of an FSA GIC Contract either automatically, or assuming immediate notice from the relevant GIC Holder electing such termination and repayment, upon a relevant GIC Credit Event, and which becomes applicable six “business days” (as defined in the relevant FSA GIC Contract) or sooner after a downgrade of the rating of FSA’s financial strength to below a threshold of “A-” by S&P or “A3” by Moody’s (or to below a lower threshold).

“Accelerated Termination GIC” means an FSA GIC Contract which is subject to an Accelerated Termination Downgrade Provision and which is identified as an Accelerated Termination GIC in Appendix 3 to the Sovereign Guarantee.

“Additional Costs” means amounts due and payable pursuant to Paragraph 10.

“Agreement” means the Base Agreement, as amended and supplemented by this Annex, and of which this Annex forms a part, together with each Confirmation hereunder from time to time.

“Applicable Spread” shall mean 0.90% per annum.

“Authorized Account” means the FSAM Cash Account.

“Best Available Eligible Securities” means those Eligible Securities owned by Seller and available to be transferred by Seller to Buyer in connection with this Agreement which fall into the highest of the Priority Categories specified on Schedule A and are transferred in accordance with Paragraph 3(b)(ii).

“Business Day” has the meaning specified in the Pledge and Administration Agreement and each reference to “business day” in the Base Agreement shall be a reference to a Business Day.

“Buyer’s Margin Percentage” means 100%.

“Commitment Effective Date” means June 30, 2009.

“Commitment Fee Period” shall mean each period commencing on and including one Commitment Fee Period End Date and ending on but excluding the next succeeding Commitment Fee Period End Date.

“Commitment Fee Period End Date” shall mean each of (i) the Commitment Effective Date (which shall be the first Commitment Fee Period End Date) and (ii) each date which is three calendar months after the immediately preceding Commitment Fee Period End Date; provided that the Facility Termination Date shall be the last Commitment Fee Period End Date.

“Default Repo Termination Request” has the meaning specified in Paragraph 3(b)(vii).

“Dollars” or “$” means the lawful currency of the United States of America.

“Eligible Securities” means the Put Portfolio Assets, Excluded Assets and Other Assets owned by Seller as of the date of the Agreement, and any securities purchased by Seller after the date of the Agreement which are included in one of the categories of securities listed on Schedule A.

“Facility Amount” means $3,500,000,000 (Three Billion Five Hundred Million Dollars) or such lesser Dollar amount to which the Facility Amount may be reduced from time to time in accordance with Paragraph 7 of this Annex.

“Facility Termination Date” means the earliest to occur of the following: (a) that date on which all of the FSA GIC Contracts are Paid in Full or terminated and there are no outstanding amounts owed by FSAM under the FSAM Insurance Agreement, the Master Repurchase Agreement or the Administrative Services Agreement that have not been Paid in Full, (b) the date which is (x) in the case of a Dexia Event of Default occurring at least 10 Business Days prior to the Liquidity and Collateral Trigger Expiration Date, the Liquidity and Collateral Expiration Date and (y) in the case of a Dexia Event of Default occurring on or after the tenth Business Day preceding the Liquidity and Collateral Trigger Expiration Date, 30 calendar days following such Dexia Event of Default (or if such day is not a Business Day, the next Business Day), and (c) the Business Day immediately following the settlement date of the set of Transactions initiated by a Default Repo Termination Request permitted upon a Dexia Event of Default as described in Paragraph 3(b)(vii) added by this Annex.

“GIC Credit Event” means with respect to any FSA GIC Contract, the downgrade, qualification or withdrawal of the credit ratings of FSA by one or more of Moody’s, Fitch or S&P, as specified in that FSA GIC Contract.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“IFRS” shall mean International Financial Reporting Standards as promulgated by the International Standards Accounting Board as in effect from time to time consistently applied.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i)                                     On each Reset Date, LIBOR for the next Pricing Rate Period will be reset as the rate for deposits in Dollars for the Specified LIBOR Period which appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on such Reset Date; or

(ii)                                  On any Reset Date on which no such rate appears on Reuters Screen LIBOR01 as described above, LIBOR for the next Pricing Rate Period will be determined on the basis of the arithmetic mean of the rates at which deposits in Dollars are offered by the Reference Banks at approximately 11:00 A.M., London time, on such Reset Date to prime banks in the London interbank market for the Specified LIBOR Period.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100th of 1% and all Dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).  In the event that the number of days in the first Pricing Rate Period or last Pricing Rate Period is different than the number of days corresponding to the Specified LIBOR Period, LIBOR for such Pricing Rate Period shall be based on an interpolated rate determined by the Buyer in a commercially reasonable manner.

“Margin Notice Deadline” means 11:00 A.M., New York time, on a Business Day.

“Market Value” means on any date and with respect to any Eligible Securities, the “Mark to Market Value” thereof as defined in the Pledge and Administration Agreement and as most recently determined on or prior to the date of determination.

“Pledge and Administration Agreement” means the Pledge and Administration Agreement, dated as of June 30, 2009, entered into among Dexia SA, Dexia Crédit Local S.A., Dexia Bank Belgium SA, Dexia FP Holdings Inc., Financial Security Assurance Inc. (“FSA”), FSA Asset Management LLC (“FSAM”), FSA Portfolio Asset Limited, FSA Capital Markets Services LLC, FSA Capital Markets Services (Caymans) Ltd., FSA Capital Management Services LLC and The Bank of New York Mellon Trust Company, National Association as Collateral Agent (the “Collateral Agent”), as amended, restated, supplemented or otherwise modified from time to time..

“Pricing Rate” shall mean, for any Purchased Securities and any Pricing Rate Period, an annual rate equal to LIBOR for such Pricing Rate Period plus the Applicable Spread.  The Pricing Rate shall be computed on the basis of a 360-day year and the actual number of days elapsed.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period End Date” shall mean in relation to any Transaction each of (i) the Purchase Date (which shall be the first Pricing Rate Period End Date), and (ii) each date which is a number of a calendar months equal to the Specified LIBOR Period after the immediately preceding Pricing Rate Period End Date; provided that the Repurchase Date shall be the last Pricing Rate Period End Date.

“Pricing Rate Period” shall mean each period commencing on and including one Pricing Rate Period End Date and ending on but excluding the next succeeding Pricing Rate Period End Date.

“Purchase Date” shall mean, with respect to any Purchased Security, the date on which such Purchased Security is transferred by Seller to Buyer.

“Purchase Price” shall mean, with respect to (i) any Purchased Security other than a Put Portfolio Asset, the price at which such Purchased Security is transferred by Seller to Buyer on the applicable Purchase Date, which shall be equal to the Market Value of such Purchased Security on the date the Confirmation for the relevant Transaction is received, and (ii) any Purchased Security that is a Put Portfolio Asset an amount equal to the “Put Settlement Amount” for such Purchased Security as defined in the Put Option Confirmation between Dexia SA, Dexia Credit Local S.A. and FSAM related to the Guaranteed Put Contract.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.  Initially, the sole Reference Bank shall be JPMorgan Chase Bank.  If any Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any Reference Bank or if any Reference Bank should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer in the exercise of its good faith business judgment may designate one or more alternative banks meeting the criteria specified in clauses (i) and (ii) above as Reference Banks for purposes of this Annex.

“Repurchase Transaction Request” has the meaning specified in Paragraph 3(b)(i).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

“Securities Priority List” means a priority listing of the Best Available Eligible Securities for purposes of this Agreement maintained by Seller and a copy of which Seller has provided to Buyer, as most recently updated by Seller and notified to Buyer through the date of determination.

“Seller’s Margin Percentage” means 100%.

“Specified LIBOR Period” means, in relation to any Transaction, the period of one month, two months, three months or six months as specified by Seller in relation to such Transaction in its Repurchase Transaction Request.

“Unutilized Commitment” means on any date (x) the Facility Amount minus (y) the Purchase Price of all Purchased Securities that have not been repurchased by Seller hereunder (or with respect to which such repurchase has not been settled) on or prior to such date.

“Weekly Assessment Point” means the first Business Day of each calendar week, when FSAM will evaluate the balance of cash in the FSAM Cash Account at the opening of business on such day, the payments expected to be received over the next seven calendar days and, with respect to collateral posting requirements, the amount of qualifying assets otherwise available to satisfy such posting requirements and compare such required amount to the Senior Priority Payments required to be paid during the next seven calendar days.

The definition of “Act of Insolvency” in the Base Agreement is deleted.

2.                                      COMMITMENT; FACILITY AMOUNT; FEES

(a)                                  From the Commitment Effective Date to the Facility Termination Date, Buyer agrees to enter into Transactions on the terms set forth below from time to time upon request by Seller, subject to and in accordance with the terms and conditions of this Annex and the Agreement.  Notwithstanding anything to the contrary herein, Buyer shall have no obligation to enter into any proposed Transaction on any proposed Purchase Date that would have a Purchase Price that would, when combined with the Purchase Price of all Purchased Securities that have not been repurchased by Seller hereunder on or prior to such proposed Purchase Date exceed the Facility Amount.

(b)                                 FSAM agrees to pay to DCL, subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, a commitment fee at the rate of 0.50% per annum on the Unutilized Commitment as determined by calculating the average Unutilized Commitment for each day of the fiscal quarter on the Weekly Assessment Point immediately following the end of each fiscal quarter.  Such fee shall be payable three (3) Business Days following each Weekly Assessment Point, if such fee was considered in making the calculations on such day, in accordance with the preceding sentence, and on the date on which the Commitment terminates.

3.                                      INITIATION; CONFIRMATION; TERMINATION

The provisions of Paragraph 3(a) and (b) of the Base Agreement are hereby deleted and replaced in their respective entireties by the following provisions:

“(a)                            By 2:00 P.M., New York time, on the Purchase Date for a Transaction, Buyer shall transfer the Purchase Price with respect to each Purchased Security specified in the relevant Confirmation to Seller by wire transfer of immediately available funds to either (i) the Authorized Account or (ii) the relevant account for any Senior Priority Payment identified by

FSAM under Section 11.2 of the Pledge and Administration Agreement in relation to which a Transaction is requested hereunder, and the related Purchased Security shall be concurrently transferred by Seller to an account specified by Buyer.

(b)                                 (i)                                     Seller (or the Collateral Agent or FSA as contemplated by (vi) below) may, from time to time, prior to the Facility Termination Date, request that Buyer enter into a Transaction with respect to one or more Eligible Securities.  Seller (or the Collateral Agent or FSA as contemplated by (vi) below) shall initiate each request by submitting a written request, which shall set forth (A) information identifying, and specifying the principal amount of, each Eligible Security to be sold to Buyer as Purchased Securities, (B) the Purchase Price in relation to such Purchased Securities based on the calculation thereof by the Collateral Agent, (C) a date not earlier than one (1) Business Day following, and not later than three (3) Business Days following, the effective date of such request as the proposed Purchase Date, (D) the Specified LIBOR Period for the relevant Transaction, (E) such date, if any, as Seller (or the Collateral Agent or FSA as contemplated by (vi) below) may elect to specify as a fixed date of termination of such Transaction (a “Repurchase Transaction Request”).  Each Repurchase Transaction Request shall be accompanied by the certificate described in clause (iii) below.  Except as provided in clauses (ii) and (vii) below, any such Repurchase Transaction Request shall be effective (x) on the Business Day made, if delivered to Buyer at or before 4:30 P.M., Paris time, (the “Notice Deadline”) on such Business Day, or (y) otherwise, on the Business Day immediately following the date of its delivery to the Buyer.  Each Repurchase Transaction Request shall be copied to the Collateral Agent at its address designated pursuant to Annex 2 to the Agreement.  Any Repurchase Transaction Request will be made by email or facsimile, return receipt requested, in accordance with the address information set forth in Annex 2.

(ii)                                  Notwithstanding the foregoing, an Accelerated Downgrade Liquidity Draw will be deemed to have been made on the day of the GIC Credit Event without regard to whether such GIC Credit Event occurred before or after close of business on that day.  The Buyer will be required to advance funds with respect to such Transaction by the Accelerated Downgrade Liquidity Draw Deadline, notwithstanding any failure of the Seller to comply with Paragraphs 3(b)(i), 3(e) and 8(b) in connection with such deemed request.  Without conditioning the obligations of the Buyer to provide funds under this paragraph, FSA shall provide notice of such GIC Credit Event on the date such event occurs.

(iii)                               At the time of any Repurchase Transaction Request, the Administrator (or if the Administrator has failed to make the relevant evaluation and comparisons, FSA) shall deliver a certificate to the Buyer, setting out the evaluation and comparison contemplated to be made by the Administrator under Sections 9.1 and 11.2(a) and (b) of the Pledge and Administration Agreement (and may also include any updates to such information) and stating that the proceeds of the relevant Transaction will be as contemplated by Paragraph 8(b) below.  Notwithstanding the foregoing, if the proceeds of any Transaction give rise to a Dexia Reimbursement Payment, such portion of any Transaction shall be repaid promptly against delivery of the Purchased Securities related to such proceeds, together with any interest accrued thereon (but excluding any Additional Costs) and such repayment shall not be subject to the Subordinated Claims Payment Condition.

(iv)                              In making a Repurchase Transaction Request, Seller (or the Collateral Agent or FSA as contemplated by (vi) below) shall identify as Purchased Securities for the relevant Transaction securities that are not eligible to be posted as collateral under the FSA GIC Contracts (A) first, out of the Excluded Assets and Other Assets, the Best Available Eligible Securities based on the Securities Priority List as of the date of such Repurchase Transaction Request, with Seller (or the Collateral Agent or FSA as contemplated by (vi) below) identifying Eligible Securities lower on the Securities Priority List out of the Excluded Assets and Other Assets only as necessary to result in Seller’s obtaining the Purchase Price sought by Seller in requesting such Repurchase Transaction, and (B) second, out of the Put Portfolio Assets in the same manner as set forth in subclause (A).  Seller agrees to use good faith, commercially reasonable efforts to ensure that the Securities Priority List is updated from time to time to reflect the Best Available Eligible Securities (and which shall specify whether the securities are Excluded Assets and Other Assets, Put Portfolio Assets or assets that are eligible to be posted as collateral under the FSA GIC Contracts), and Buyer shall have the right to consult with Seller from time to time, as to whether the Securities Priority List accurately reflects the Best Available Eligible Securities.

Notwithstanding the foregoing, on any date on which the Liquidity Facility has been fully drawn, a Repurchase Transaction Request may be made in relation to any Best Available Eligible Securities that would not be required to meet currently applicable collateral posting requirements in relation to FSA GIC Contracts (or would be required only to meet collateral posting requirements in relation to FSA GIC Contracts for which FSAM may elect not to post collateral in accordance with Section 11.2 of the Pledge and Administration Agreement).

(v)                                 Each Repurchase Transaction Request shall constitute a “Confirmation” for purposes of the Base Agreement, which Confirmation, together with the Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby unless objected to in writing by Buyer for manifest error no more than one (1) Business Day after the date such Confirmation is received by Buyer.  Each Confirmation shall be deemed incorporated herein by reference with the same effect as if set forth herein at length.  With respect to any Transaction, the Pricing Rate shall be determined initially as of the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Reset Date for the next succeeding Pricing Rate Period for such Transaction.  Buyer or its agent shall determine in accordance with the terms of this Annex the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on the Reset Date or Pricing Rate Determination Date with respect to the first Transaction.

(vi)                              In the event that FSA has given written notice to the Seller with a copy to the Buyer that (i) the Seller has failed to comply with the Seller’s obligation to deliver a Repurchase Transaction Request under this Annex as set forth in Section 11.2(b) of the Pledge and Administration Agreement by 4:30 P.M., Paris time, on any Business Day or that (ii) Senior Priority Payments cannot be paid on any Business Day and the Seller has not delivered a Repurchase Transaction Request as set forth in Section 11.2 of the Pledge and Administration Agreement in an amount equal to such unpaid Senior Priority Payments or the remaining amount available under the Facility Amount (if less) by 4:30 P.M., Paris time, then the Collateral Agent or FSA shall be authorized to deliver a Repurchase Transaction Request on behalf of the Seller, and such Repurchase Transaction Request, if delivered no later than 4:30 P.M., Paris time, on the Business Day immediately following the Business Day on which the Seller fails to deliver a Repurchase Transaction Request, will be deemed to have been delivered by 4:30 P.M., Paris time, on the preceding Business Day and the Buyer shall advance funds with respect to such Transaction by 2:00 P.M., New York City time, on the Business Day following the failure by the Seller to make the request notwithstanding any failure of the Seller to comply with Paragraphs 3(b)(i) (with respect to the Notice Deadline), 3(e) and 8(b).  Any such request by the Collateral Agent or FSA must be accompanied by the certificate described in Paragraph 3(b)(iii).  In the event that a Dexia Event of Default has occurred and FSA has elected to become Secured Party Representative, the Collateral Agent or FSA shall be authorized to deliver a Repurchase Transaction Request on behalf of the Seller, and such request shall be effective hereunder as if made by the Seller.

(vii)                           If a Dexia Event of Default has occurred, the Seller (or the Collateral Agent or FSA as described in Paragraph 3(b)(vi)) is permitted to deliver a Repurchase Transaction Request, on or before the Termination Date, for a set of Transactions (a “Default Repo Termination Request”) with a Purchase Price in an aggregate amount that, together with any Default Termination Loan (as defined in the Liquidity Facility), does not exceed (A) the Exposure as calculated under the Credit Support Annex to the Dexia Guaranteed Put Contract (as most recently determined on or prior to the date of such Repurchase Transaction Request), provided that for such purpose the “GIC Business Costs Amount” shall be deemed increased by 25% minus (B) (x) the “Value” of all “Posted Collateral” held by the Collateral Agent under the Dexia CSAs (as such terms are defined in the relevant Dexia CSA and as most recently determined on or prior to the date of such Repurchase Transaction Request) plus (y) the cash proceeds of the liquidation of any FSAM Collateral which has been sold or liquidated in accordance with an exercise of creditor’s remedies by the Collateral Agent upon such Dexia Event of Default.  For the avoidance of doubt, the amount of any Default Repo Termination Request delivered by the Seller (or the Collateral Agent or FSA as described in (vi) above) shall not exceed the Unutilized Commitment at the time of the request.

(viii)                        If Seller, the Collateral Agent or FSA has effected a Liquidity Draw Offset (as defined in the Credit Support Annex to the Dexia Guaranteed Put Contract) in relation to any Purchase Price not yet paid by Buyer in relation to any Repurchase Transaction Request hereunder, the amount payable as Purchase Price to Seller in relation to such Transaction shall be reduced by the relevant Liquidity Draw Offset.”

Paragraph 3(c) of the Base Agreement is restated to read as follows:

“(c)                            On the earliest of (i) the date (if any) fixed for termination of a Transaction in the case of Transactions having a fixed term, (ii) any date which is the last day of a Pricing Rate Period in relation to the relevant Transaction and is elected by Seller upon not less than two (2) Business Days’ irrevocable prior written notice to Buyer to be the Repurchase Date for such Transaction, (iii) any date following a Dexia Event of Default on which funds are available for payments to Buyer subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, and (iv) the date on which all of the FSA GIC Contracts are Paid in Full or terminated and there are no outstanding amounts owed by the Seller under the

FSAM Insurance Agreement, the Master Repurchase Agreement, or the Administrative Services Agreement, termination of the applicable Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.  Where clause (iii) of the foregoing sentence applies, Transactions shall be terminated in the reverse order of which they were initiated (on a “last in, first out” basis), and shall be terminated in part (with Buyer’s delivery of Purchased Securities and Income to be proportionally adjusted) to the extent that only a portion of the Repurchase Price would be available under the Priority of Payments and subject to the satisfaction of the Subordinated Claims Payment Condition specified therein.  Amounts received on a termination of a Transaction shall be applied in the order of priority set forth in Section 11.1(b)(viii) of the Pledge and Administration Agreement.

The following is deemed added to the Base Agreement as Paragraphs 3(d), (e), (f) and (g):

“(d)                           Either Buyer or Seller may also request a “delivery versus payment” settlement of amounts to be paid or delivered in relation to any Transaction on a Purchase Date or Repurchase Date.

(e)                                  The obligations of the Buyer to enter into and make settlement of a Transaction hereunder will be unconditional and subject only (except as provided in Paragraph 3(b)(ii)) to receipt of the Repurchase Transaction Request and the certificate described in Paragraph 3(b)(iii) within the time period contemplated thereby.

(f)                                    Without limitation of Paragraph 12(b) below, no breach by the Seller (or by the Collateral Agent, FSA any other party to the Pledge and Administration Agreement or any other person) of any representation, warranty, covenant or other term or condition of this Agreement, the Pledge and Administration Agreement, any other Transaction Document, or any other agreement described in or contemplated in the Purchase Agreement shall constitute a defense to or otherwise impair the obligation of the Buyer to enter into and make settlement of a Transaction hereunder in accordance with the terms and conditions described in Paragraph 3(e) above.

(g)                                 Notwithstanding Paragraph 3(f) above, the Buyer will be indemnified by the Seller for any losses incurred by it in connection with entering into or making settlement of any Transaction if the representations and warranties of the Seller are inaccurate or the Seller has breached its obligations under this Agreement to the Buyer, provided that any such indemnification or any other claim or recourse of the Buyer for a breach by the Seller of any representation, warranty, covenant or other term or condition of this agreement (other than as set forth in Paragraph 3(e) above) will be payable only subject to the Priority of Payments and (without prejudice to any claims for Dexia Reimbursement Payments in accordance with the terms of the Pledge and Administration Agreement) satisfaction of the Subordinated Claims Payment Condition specified therein.”

4.                                      PERIODIC PRICE DIFFERENTIAL PAYMENTS; MARGIN PAYMENTS

(a)                                  On the last day of each Pricing Rate Period (or if such day is not a Business Day, the next following Business Day), Seller shall pay to Buyer, subject to the Priority of Payments and the satisfaction of the Subordinated Claims Payments Condition specified therein (other than with respect to Dexia Reimbursement Payments), in accordance with the account details specified in such Confirmation or such standing account details as may be agreed between Buyer and Seller from time to time, the accrued and unpaid Price Differential in relation to each Transaction and such Pricing Rate Period.  For purposes of calculating the accrued Price Differential relation to any Pricing Rate Period other than the initial Pricing Rate Period, the reference to “Purchase Date” in the definition of “Price Differential” shall be deemed to refer to the first day of such Pricing Rate Period.

(b)                                 For purposes of Paragraph 4(c) of the Base Agreement the words “such day” shall be replaced by “the next Business Day” and the words “the next business day following” shall be replaced by “the second Business Day following”.

(c)                                  For purposes of Paragraph 4(e), the minimum dollar amount of Margin Deficit which will give rise to obligations under Paragraph 4(a) and 4(b) is $5,000,000 in relation to all Transactions in the aggregate.  Paragraph 4(f) will not apply.

(d)                                 For the avoidance of doubt, payments of Margin Deficit by Seller under Paragraph 4(a) shall be subject to funds being available therefor under the Priority of Payments and subject to the satisfaction of the Subordinated Claims Payment Condition specified therein, provided, however, that such restriction shall not restrict Buyer’s rights under Paragraph 5 in relation to Income received on Purchased Securities.

(e)                                  For purposes of Paragraph 5, Income shall be credited by Buyer to the FSAM Cash Account not later than three Business Days following receipt of such Income by Buyer.

5.                                      REPRESENTATIONS

Paragraph 10 of the Base Agreement (“Representations”) is hereby supplemented by the following:

“Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Security by Buyer from Seller and any Transaction hereunder and as of the date of this Annex and at all times while this Annex and any Transaction hereunder is in full force and effect:

(a)                                  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to conduct its business as now conducted and to own its properties.  Seller has full power and authority to enter into this Agreement and to incur its obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.

(b)                                 All consents and approvals of, and all notices to and filings with, any governmental entities or regulatory bodies required as a condition to the valid execution, delivery or performance by the Seller of this Agreement have been obtained or made.  Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof and thereof will conflict with, result in a breach of or constitute a default under (i) any of the terms, conditions or provisions of the limited liability company agreement of the Seller, (ii) any law, regulation or order, writ, judgment, injunction, decree, determination or award of any court or governmental instrumentality or (iii) any agreement or instrument to which the Seller is a party or by which it is bound.

(c)                                  The consolidated financial statements of the Seller and its consolidated subsidiaries (if any) furnished or made available to the Buyer on or prior to the date on which this representation is made or deemed repeated are complete and correct and fairly present the consolidated financial condition of the Seller and its consolidated subsidiaries as at the dates thereof and the results of operations for the periods covered thereby (subject, in the case of quarterly statements, to normal, year-end audit adjustments).  Such financial statements were prepared in accordance with GAAP or IFRS consistently applied.

(d)                                 The Seller is not (i) a “holding company,” or a “subsidiary company” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) required to be registered as an “investment company” as defined in (or subject to regulation under) the Investment Company Act of 1940.  Neither the Seller’s entering into any Transaction, or the application of the proceeds or repayment thereof by the Seller, nor the consummation of other transactions contemplated hereunder, will violate any provision of the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any rule, regulation or order of the SEC.

(e)                                  All financial data or information concerning the Purchased Securities that has been delivered by or on behalf of Seller to Buyer is, to the best knowledge of Seller, true, complete and correct in all material respects.

(f)                                    Except as disclosed in the manner described in Section 3.1(a)(v) of the Pledge and Administration Agreement, there is no action, suit or proceeding pending against, or to the Seller’s knowledge threatened against or affecting, the Seller before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would have a material adverse effect (actual or prospective) on the Seller’s business, properties or financial position or which seeks to terminate or calls into question the validity or enforceability of this Agreement.

(g)                                 Immediately prior to the purchase of any Purchased Securities by Buyer from Seller, such Purchased Securities are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer (including any “adverse claim” as defined in

Section 8-102(a)(1) of the UCC but excluding any liens or encumbrances to be released simultaneously with the sale to Buyer hereunder), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement by Seller to assign, convey, transfer or participate, in whole or in part, and Seller is the sole legal record and beneficial owner of and owns and has the right to sell and transfer such Purchased Securities to Buyer and, upon transfer of such Purchased Securities to Buyer, Buyer shall be the owner of such Purchased Securities (other than for U.S. Federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to the Agreement.  In the event the related Transaction is recharacterized as a secured financing of the Purchased Securities, the provisions of the Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Securities, Buyer shall have a valid, perfected and enforceable first priority security interest in the Purchased Securities and such other collateral, subject to no lien or rights of others other than as granted herein.

(h)                                 Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Regulation T, U or X.  If requested by Buyer, Seller, any applicable Affiliate of Seller and the recipient of any portion of the proceeds of, or any portion of, any Transaction shall furnish to Buyer a statement on Federal Reserve Form G-3 referred to in Regulation U.”

6.                                      EVENTS OF DEFAULT

The first sentence (ending at the colon before subparagraph (a)) of Paragraph 11 of the Base Agreement (“Events of Default”) is hereby amended to read as follows:

“In the event that a Dexia Event of Default as defined in the Pledge and Administration Agreement occurs (with respect to Buyer an “Event of Default”):”

For the avoidance of doubt, no Events of Default shall apply to Seller and the provisions of Paragraph 11 referring to circumstances where the Seller is the defaulting party shall be disregarded.

7.                                      OPTIONAL REDUCTION OF FACILITY BY SELLER

With the prior written consent of FSA, Seller may reduce the Unutilized Commitment portion of the Facility Amount at any time in whole, or from time to time in part by an amount equal to $5,000,000 or any larger amount in increments of $1,000,000, (or such reduction as reduces the Facility Amount to the amount outstanding), by delivering to Buyer written notice specifying the amount of such reduction and the date on which such reduction is to become effective (which date may not be earlier than the date of delivery of such notice).   Any such reduction shall be irrevocable.  Any such reduction without the prior written consent of FSA shall be void ab initio.

8.                                      COVENANTS

The Seller covenants and agrees that until after the Facility Termination Date and the later to occur of (i) the last Repurchase Date and (ii) the performance of all obligations of the Seller hereunder:

(a)                                  General Affirmative Covenants.  The Seller will maintain its existence as a limited liability company in good standing, will comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority noncompliance with which would have a material adverse effect on its financial condition or operations or on its ability to meet its obligations hereunder, and will continue to engage in business of the same general type as that engaged in by the Seller on the date hereof.  The Seller will pay and discharge, at or before maturity, all its obligations and liabilities, including, without limitation, tax liabilities, where failure to satisfy such obligations or liabilities in the aggregate would have a material adverse effect on its financial condition, operations or ability to meet its obligations hereunder.

(b)                                 Use of Proceeds.  The proceeds of any Transaction may be used only (x) in the case of any Transaction other than a Transaction requested pursuant to a Default Repo Termination Request, to satisfy a scheduled or expected Senior Priority Payment identified by FSAM or FSA in accordance with the provisions Section 11.2(a) or (b) of the Pledge and Administration Agreement at or prior to the relevant Repurchase Transaction Request or (y) in the case of a Transaction requested pursuant to a Default Repo Termination Request, to be applied to Senior Priority Payments or to purchase Permitted Investments to be held by the Collateral Agent under the Pledge and Administration Agreement and subsequently applied to Senior Priority Payments.

(c)                                  Maintenance of Properties.  The Seller shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Seller.

(d)                                 Maintenance of Insurance.  The Seller shall maintain with financially sound and reputable insurance companies or with a captive insurance company that is an affiliate of the Seller as to which the Buyer may request reasonable evidence of financial responsibility, insurance with respect to its properties in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Seller or any of its subsidiaries operates.

9.                                      RETRANSFER TERMS

It is Seller’s intent to account for each Transaction hereunder as a secured financing under GAAP and/or IFRS.  Notwithstanding Paragraph 8 of the Base Agreement, Buyer agrees to use its good faith, commercially reasonable efforts to enter into any restriction on Buyer’s rights under Paragraph 8 of the Base Agreement which Seller shall demonstrate, to be required in order for Seller to properly account for any Transaction as a secured borrowing.

10.                               TAXES, INCREASED COSTS

(a)                                  If, after the date of this Annex, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)                                     shall subject Buyer to any tax of any kind whatsoever with respect to the Agreement, any Purchased Security or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for changes in the rate of tax on Buyer’s overall net income);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer; or

(iii)                               shall impose on Buyer any other condition due to the Agreement or the Transactions;

and the result of any of the foregoing is to increase the cost to Buyer of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Agreement in respect thereof; then, in any such case, Seller shall pay Buyer, within 30 days after written demand therefor is received by Seller, any additional amounts necessary to compensate Buyer for such increased cost payable or reduced amount receivable.  If Buyer becomes aware that it is entitled to claim any additional amounts pursuant to this Paragraph 10(a), it shall notify Seller in writing of the event by reason of which it has become so entitled within a reasonable period after Buyer becomes aware thereof.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  In determining such additional amounts, Buyer will act reasonably and in good faith.

This covenant shall survive the last Repurchase Date, and the repurchase by Seller of any or all of the Purchased Securities.

(b)                                 If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then, from time to time, within 30 days after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  In determining such additional amounts, Buyer will act reasonably and in good faith.  This covenant shall survive the Facility Termination Date, and the repurchase by Seller of any or all of the Purchased Securities.

11.                               FURTHER ADJUSTMENTS TO BASE AGREEMENT

The following additional provisions of the Base Agreement are deemed deleted and/or superseded by this Annex:  Subclause (B) of the last sentence of Paragraph 5 (with the designation “(A)” to be removed from such sentence), Paragraph 9, subclause (ii) of Paragraph 12 (with subclause (iii) being redesignated as subclause (ii)), Paragraph 15, Paragraph 16, Paragraph 17 and Paragraph 18.

12.                               MISCELLANEOUS

(a)                                  Setoff.  Without prejudice to the Liquidity Draw Offset provision set forth in Paragraph 3(b)(viii), the rights and obligations of the parties hereunder shall not be subject to, and shall not form the basis for, any rights of setoff arising from a transaction not subject to this Agreement; provided, that if on any day there are amounts in the same currency payable both by the Buyer to the Seller and by the Seller to the Buyer, in accordance with the Priority of Payments, such amounts may be set off against one another and only a single net amount transferred by the Buyer to the Seller, or by the Seller to the Buyer, as the case may be.

(b)                                 Subordination.  The Buyer agrees any and all amounts payable to it by the Seller under this Agreement and any Transaction Documents shall be paid to the Buyer only in accordance with the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) satisfaction of the Subordinated Claims Payment Condition specified therein.

(c)                                  Amendments and Waivers.  No failure or delay on the part of the Buyer in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.  No amendment, modification, supplement, termination or waiver of any provision of this Agreement nor consent to any departure by the Seller herefrom or therefrom shall in any event be effective unless the same shall be in writing and signed by the Buyer, the Seller and FSA.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Seller in any case shall, of itself, entitle the Seller to any other or further notice or demand in similar or other circumstances.  Notwithstanding the foregoing, any amendment, modification, supplement, termination or waiver of any provision of this Agreement entered into by the Buyer and the Seller without the prior written consent of FSA shall be void ab initio.

(d)                                 Third Party Beneficiary.  Each of FSA and the Collateral Agent shall be a third party beneficiary of the provisions of this Agreement setting forth rights of FSA or the Collateral Agent, respectively.

(e)                                  Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any interest or obligation in or under this Agreement may be assigned or transferred (whether by way of security or otherwise) by the Buyer without the consent of the Seller and FSA (other than for DCL to make an assignment or transfer to DBB or DBB to make an assignment or transfer to DCL), other than

(I) pursuant to a consolidation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (a “Corporate Reorganization”), provided that the Remedies Nonimpairment Condition (as defined in the Pledge and Administration Agreement) is satisfied in relation to such Corporate Reorganization; or

(II)  pursuant to an assignment of its rights and obligations hereunder in whole or in part by the Buyer (the “Assigning Buyer”) to an Affiliate of such Buyer (a “Transferee Buyer”) where (i)(a) such Transferee Buyer has a rating assigned by Moody’s to its long-term indebtedness and its short-term indebtedness at least as high as the rating assigned by Moody’s to the long-term indebtedness and short-term indebtedness of the Assigning Buyer, and (b) such Transferee Buyer has a rating assigned by S&P to its long-term indebtedness and its short-term indebtedness at least as high as the rating assigned by S&P to the long-term indebtedness and short-term indebtedness of the Assigning Buyer, in each case on the date of the proposed assignment, (ii) the Assigning Buyer receives confirmation from Moody’s and S&P that none of the ratings of the Transferee Buyer referred to in clause (i) above will be reduced or withdrawn after giving effect to the proposed assignment (or if reduced, will be reduced to a rating subcategory not lower than the corresponding rating subcategory of the Assigning Buyer (and for this purpose a rating of the same subcategory which is on negative watch or watch for downgrade shall be considered lower than a rating of the same subcategory that is not on negative watch or watch for downgrade)), (iii) if the Transferee Buyer would be located in a different jurisdiction than the Assigning Buyer (and is not located in Belgium or France), the Remedies Nonimpairment Condition is satisfied in relation to such assignment, (iv) the relevant Unutilized Commitment of the Assigning Buyer is $1.5 billion or less at the time of such assignment and (v) after giving effect to such assignment there would be no more than three different Buyers having a separate Unutilized Commitment hereunder.

The Seller may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Buyer, and any purported assignment without such consent shall be void.

(f)                                    Costs, Expenses and Taxes.  The Seller agrees to pay on demand all costs and expenses of the Buyer, including reasonable fees and expenses of counsel, in connection with the enforcement against it of this Agreement and the protection of the Buyers’ rights hereunder and thereunder, including any bankruptcy, insolvency, enforcement proceedings or restructuring with respect to the Seller, in each case subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein.  In addition, the Seller shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, and agrees to save the Buyer harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, in each case subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein.

(g)                                 Acknowledgement of Security Interests.  The Buyer hereby acknowledges that the Seller is granting a security interest in its rights under this Agreement to the Collateral Agent on behalf of the Secured Parties (including FSA) to secure its obligations under the Pledge and Administration Agreement and the Transactions Documents, and the Buyer hereby consents to any transfer of any or all of such rights in connection with the enforcement of such security interests.

(h)                                 Governing Law.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND THE MANDATORY CHOICE OF LAW RULES CONTAINED IN THE UCC.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any U.S. federal or state court in The City of New York for the purpose of any suit, action, proceeding or judgment arising out of or relating to this Agreement.  Each of the parties hereto hereby consents to the laying of venue in any such suit, action or proceeding in New York County, New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees not to plead or claim the same.  Notwithstanding the foregoing, nothing contained in this Agreement shall limit or affect the rights of any party hereto to exercise remedies under this Agreement or any of the other Transaction Documents, or to enforce any judgment with respect thereto, in any jurisdiction or venue.  Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, with respect to (i) the Seller, at its address designated pursuant to Annex 2 to the Agreement and (ii) with respect to the Buyer, the Buyer hereby irrevocably appoints Dexia Crédit Local New York Branch (the “Process Agent”), at 445 Park Avenue, 7th Floor, New York, NY 10022, as its agent to receive, on behalf of the Buyer and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Buyer in care of the Process Agent at the Process Agent’s above address, and the Buyer hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  The Buyer may appoint a replacement Process Agent with an office in the State of New York by notice to FSA.

(i)                                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION.

(j)                                     Sovereign Immunity.  To the extent that the parties hereto, or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the parties hereto hereby irrevocably and unconditionally waive, and agree not to plead or claim, to the fullest extent permitted by applicable law, any such immunity and consent to such relief and enforcement.

(k)                                  Non-Petition.  The Buyer agrees that it will not, prior to the Senior Release Date, acquiesce, petition or otherwise institute against, or join any other person in instituting against, the Seller, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, or similar law, including without limitations proceedings seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller or any substantial part of its property; provided, that this provision shall not restrict or prohibit the Buyer from joining any such proceedings which shall have already commenced under applicable laws and not in violation of this provision.  This provision shall survive the termination of this Agreement for any reason.

(l)                                     Limited Recourse.  The obligations of the Seller in relation to this Agreement and any Transaction hereunder are limited recourse obligations, payable solely from the proceeds of the FSAM Collateral available under and applied in accordance with the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) subject to the satisfaction of the Subordinated Claims Payment Condition specified therein.  Upon application of the FSAM Collateral and proceeds thereof available to satisfy the obligations of the Seller hereunder in accordance with the Pledge and Administration Agreement, the Buyer shall not be entitled to take any further steps against the Seller to recover any sums due and shall not constitute a claim against the Seller to the extent of any insufficiency.  No recourse shall be had for the payment of any amounts owing in respect of this Agreement against any officer, director, employee, stockholder, member or incorporator of the Seller.  This provision shall survive the termination of this Agreement for any reason.  The Buyer shall have no right to commence or maintain any action, suit or proceeding against Seller arising out of any breach of this Agreement by Seller for any reason, but such provision shall be without prejudice to the rights of the Buyer to indemnification in accordance with Paragraph 3(g).

(m)                               Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures thereon were upon the same instrument.  This Agreement constitutes the entire agreement and understanding between the Seller and the Buyer with respect to the subject matter hereof, and supersedes any prior agreements and understandings with respect thereto.

(n)                                 Notices.  The words “mail, electronic mail, fascsimile” are deemed to replace the words “mail, facsimile” in Paragraph 13.  The last sentence of Paragraph 13 is deemed deleted.

IN WITNESS WHEREOF, the parties hereto have caused this Committed Term Repurchase Agreement Annex to be executed by their respective corporate officers, thereunto duly authorized, as of June 30, 2009.

DEXIA CRÉDIT LOCAL S.A.	FSA ASSET MANAGEMENT LLC

By:	By:
Title:	Title:

SCHEDULE A TO ANNEX 1 — ELIGIBLE SECURITIES

Security Type:	Priority Category:
U.S. Treasury Bonds, Bills and Notes, or other direct obligations of, or obligations guaranteed by, the U.S. Government	2
Fannie Mae, FHLMC and GNMA debt or agency RMBS or CMBS securities	2
Other RMBS or CMBS	4
Credit Card ABS	4
Auto Loan ABS	4
Student Loan ABS	4
Municipal Bonds	1
CLO/CDO Securities	4
Corporate Bonds	3
Military Housing Bonds	5
Domestic and International Project Finance Bonds	5
Domestic Utility Bonds	5
NIMs	5
“Triple-X” Bonds	5
“Refi” Bonds	5
Westlake Facility	5
Other Securities owned by Borrower	Deemed to have lowest Priority Category.